                     FOOD COURT ENTERTAINMENT NETWORK, INC.

                                OFFER TO EXCHANGE

                              CLASS A WARRANTS AND
                                CLASS B WARRANTS

             THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
              5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 1997
                    (THE "EXPIRATION DATE"), UNLESS EXTENDED.

         Food Court Entertainment Network, Inc. (the "Company") hereby offers, upon the terms and subject to conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange (i) 0.6 shares of its Common Stock, $.01 par value per share (the "Series A Common Stock"), for each issued and outstanding Class A Warrant ("Class A Warrant"); and (ii) 0.4 shares of its Series A Common Stock for each issued and outstanding Class B Warrant ("Class B Warrant"). Each Class A Warrant currently entitles the holder to purchase one share of Series A Common Stock and one Class B Warrant at an exercise price of $5.13. Each Class B Warrant currently entitles the holder to purchase one share of Series A Common Stock at an exercise price of $6.85 per share. Class A Warrants and Class B Warrants collectively shall be referred to herein as the Warrants.

         The Exchange Offer is conditioned upon, among other things, the valid tender for exchange of not less than 6,157,758 Class A Warrants (70% of the Class A Warrants issued and outstanding) and 4,968,213 Class B Warrants (70% of the Class B Warrants issued and outstanding), which tender has not been withdrawn. The Exchange Offer is also subject to certain other conditions. See "The Exchange Offer -- Conditions of the Exchange Offer." Warrants not tendered for exchange pursuant to the Exchange Offer will continue to have all of the existing rights granted in the Warrant.

         The Company's Series A Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbols FCENA, FCENW, and FCENZ, respectively. The Company's securities are also traded as Units consisting of one share of Series A Common Stock, one Class A Warrant and one Class B Warrant (the "Units") which trade on Nasdaq under the symbol FCENU. The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") afforded by Section 3(a)(9) thereof.

         Except for shares of Series A Common Stock underlying Warrants purchased in the private placement of Units on November 14, 1996 (the "Private Placement Warrants"), the resale of shares of Series A Common Stock issued in exchange for the Warrants may be sold without restriction. The resale of shares of Series A Common Stock issued in exchange for the Private Placement Warrants (the "Restricted Shares") will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and will be subject to resale restrictions under Rule 144. The shares of Series A Common Stock issued in exchange for the Private Placement Warrants cannot be sold until November 14, 1997, which is the one year anniversary of the Private Placement. Thereafter, the Restricted Shares may be sold in certain limited amounts. See "Resale of Restricted Shares." Unless specifically excepted, references to the Warrants shall include the Private Placement Warrants. The resale of shares of Series A Common Stock issued to "affiliates" tendering Warrants hereunder are also subject to limitations under Rule 144 regarding the number of shares which may be sold.

         On August 22, 1997, the last full day of trading prior to the public announcement of the commencement of the Exchange Offer, the last reported sale price of the Units, the Series A Common Stock, the Class A Warrants and the Class B Warrants on Nasdaq was $0.781 per Unit, $0.266 per share, $0.125 per Class A Warrant, and $0.125 per Class B Warrant. Holders of the Warrants are urged to obtain current market quotations for the Units, the Series A Common Stock, the Class A Warrants and the Class B Warrants.

         The Company expressly reserves the right to extend the period of the Exchange Offer, to terminate the Exchange Offer or to otherwise amend the Exchange Offer in any respect, subject to the terms set forth in this Offer to Exchange (the "Offer to Exchange"). See "The Exchange Offer -- Extension of Exchange Offer Period; Termination; Amendments."

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OWN DECISION AS TO WHETHER TO ACCEPT THE EXCHANGE OFFER, WHICH REQUIRES THE TENDER OF ALL THE HOLDER'S WARRANTS.

         For a discussion of certain risks in connection with the Exchange Offer, see "Risk Factors" commencing on page 15.

                              ---------------------

         THIS TRANSACTION AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Exchange Agent for the Exchange Offer is:

                    American Stock Transfer & Trust Company.

              The date of this Offer to Exchange is August 25, 1997

         This Offer to Exchange does not constitute an offer or solicitation by the Company or any other person for the exchange of any securities other than the securities covered by this Offer to Exchange. The Exchange Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Warrants in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and to extend the Exchange Offer to holders of Warrants in such jurisdiction.

         No person has been authorized to make any recommendation on behalf of the Company as to whether holders of Warrants should tender their Warrants pursuant to the Exchange Offer.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS OFFER TO EXCHANGE AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or remuneration to any broker, dealer, salesman or other person for soliciting tenders of Warrants. Regular employees of the Company may solicit exchanges from the holders of the Warrants, but such employees will not receive additional compensation therefor.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997, its Notice of the Annual Meeting of Stockholders and Proxy Statement dated May 2, 1997, all of which have been filed by the Company with the Securities and Exchange Commission, are attached to this Offering Circular as Exhibits A, B, C, and D, respectively, and are incorporated herein by this reference.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Units, Series A Common Stock, Class A Warrants and Class B Warrants are authorized for quotation on the Nasdaq SmallCap Market and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), a Schedule 13e-4 with respect to the Exchange Offer.

         The Company furnishes to its shareholders annual reports containing audited financial statements and makes available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  3

AVAILABLE INFORMATION.....................................................  4

SUMMARY OF OFFER TO EXCHANGE..............................................  7

THE COMPANY...............................................................  7

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER................................  9

THE EXCHANGE OFFER........................................................ 12

RISK FACTORS.............................................................. 15

SELECTED FINANCIAL AND PRO FORMA INFORMATION.............................. 23

CAPITALIZATION AND BOOK VALUE PER SHARE................................... 25

PRICE RANGE OF COMPANY'S SECURITIES....................................... 26

DIVIDEND POLICY........................................................... 26

THE EXCHANGE OFFER........................................................ 27
         TERMS OF THE EXCHANGE OFFER...................................... 27
         ACCEPTANCE NOT MANDATORY......................................... 27
         PROCEDURE FOR EXCHANGE........................................... 28
         WITHDRAWAL RIGHTS................................................ 30
         ACCEPTANCE OF WARRANTS FOR EXCHANGE.............................. 31
         CONDITIONS OF THE EXCHANGE OFFER................................. 31
         ANTI-DILUTION PROVISIONS OF WARRANTS WITH RESPECT
           TO EXCHANGE OFFER.............................................. 33
         CONSENT TO WAIVER OF ANTI-DILUTION PROVISIONS OF
           WARRANTS WITH RESPECT TO EXCHANGE OFFER........................ 34
         EXTENSION OF EXCHANGE OFFER PERIOD;
           WAIVER OF TENDER OF ALL WARRANTS REQUIREMENT;
           TERMINATION; AMENDMENTS........................................ 34
         SOLICITATION OF TENDERS; FEES.................................... 36
         EXCHANGE AGENT................................................... 36

TRANSFERABILITY OF SERIES A COMMON STOCK.................................. 36
         RESALE OF RESTRICTED SHARES...................................... 36

CERTAIN FEDERAL INCOME TAX CONSEQUENCES................................... 37

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION........................... 38

TRANSACTIONS AND AGREEMENTS CONCERNING THE SERIES A COMMON STOCK.......... 40

DESCRIPTION OF SECURITIES................................................. 40
         GENERAL.......................................................... 40
         UNITS............................................................ 40

   COMMON STOCK........................................................ 40
   REDEEMABLE WARRANTS................................................. 41
   PREFERRED STOCK..................................................... 43

EXHIBITS

EXHIBIT A  --              Annual Report on Form 10-KSB for the year ended
                           December 31, 1996
EXHIBIT B  --              Quarterly Report on Form 10-QSB for the quarter
                           ended March 31, 1997
EXHIBIT C --               Quarterly Report on Form 10-QSB for the quarter
                           ended June 30, 1997
EXHIBIT D  --              Notice of Annual Meeting of Stockholders and Proxy
                           Statement dated May 2, 1997

                          SUMMARY OF OFFER TO EXCHANGE

         The following summary is qualified in its entirety by reference to the more detailed information, exhibits and financial statements, including the notes thereto, appearing elsewhere herein. Please read this Offer to Exchange in its entirety.

                                   THE COMPANY

         The following discussion under the heading "The Company" contains certain forward looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and quarterly Report on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

         Development Stage Company. Food Court Entertainment Network, Inc. (the "Company") was organized in February 1992. The Company's initial plan has been to establish a national television network to broadcast a high quality television program called Cafe USA to large, enclosed shopping mall food courts ("Food Courts") across the United States. While the development of a national television network remains the core business of the Company, management has determined that it is in the Company's best interest to expand the Company's mission. The Company's current plan is to promote, introduce and operate electronic entertainment, information and transaction systems in high- traffic consumer areas such as shopping centers, multi-purpose malls, resorts, travel facilities and entertainment and retail destinations, utilizing both new and traditional media and contemporary communications technologies.

         The Company is in its development stage. The Company's activities to date have consisted primarily of designing, developing and producing Cafe USA programming, producing and evaluating three market tests of Cafe USA to determine its acceptance in the marketplace, developing and refining an end-to-end distribution system for the delivery and management of Cafe USA programming into Food Courts, attracting and engaging management employees, consultants and advisers for marketing, operations and implementation of the Cafe USA network, establishing contacts and entering into agreements with advertisers and mall operators, and installing and operating Cafe USA in 20 Food Courts.

         In the fall of 1995, the Company began a ten-week evaluation period ("Evaluation Period") of Cafe USA during which the Company broadcast the Cafe USA program in four major enclosed malls in the Chicago, Philadelphia, New York, and Greenville, South Carolina market areas. The Company engaged A. C. Nielsen to conduct a survey of 4,800 mall and Food Court visitors to the four malls during the ten-week Evaluation Period (the "1995 Nielsen Survey"). The purpose of the Evaluation Period was to gather data necessary to evaluate the acceptance of Cafe USA by mall operators and Food Court visitors, and, assuming marketplace acceptance, to determine the pricing structure for advertising. The Company's future viability and profitability are dependent upon the generation of advertising revenue. To date, the Company has generated very limited revenues from advertising sales.

         Based upon the results of the 1995 Nielsen Survey, management believed sufficient support for the Cafe USA concept existed to justify expansion of Cafe USA in Food Courts throughout the United States (the "Mall Buildout"). The conclusions drawn by management from the Evaluation Period, the 1995 Nielsen Survey and marketing and sales activities during 1996 resulted in management modifying the Company's business strategy. The Company determined that to successfully sell Cafe USA to a substantial number of advertisers, and thereby generate significant revenues, the distribution network for Cafe USA must be expanded nationally. Accordingly, the Company requires substantial funds in addition to existing revenues from operations and financing available from external sources in order to implement its business plan and achieve profitable operations. The Company is seeking strategic alliances, either through a joint venture, merger or acquisition transaction with other entities that have significant financial or other resources, in order to provide the Company with the necessary funding to successfully complete the Mall Buildout and to build its internal marketing and advertising sales force. There can be no assurance that the Company will be able to enter into any such arrangements. If the Company is unsuccessful in securing any arrangement with third parties to provide the necessary funding, the Company will be unable to complete the Mall Buildout and may be required to cease operations. See "Risk Factors - Capital Intensive Nature of Business; Need for, and No Assurance of, Strategic Alliances and Additional Financing to Develop Cafe USA."

         Going Concern. The Company's Independent Auditors, Richard A. Eisner & Company, LLP ("Eisner"), have included in their opinion on the Company's Financial Statements as at December 31, 1996 and for the year then ended an explanatory paragraph indicating that there was substantial doubt about the Company's ability to continue as a going concern. Management believes that the Company will continue as a going concern only so long as the Company can expand its network into a significant number of mall Food Courts, and can obtain substantial additional financing or enter into a strategic alliance with a company with substantial financial or other resources. The Company expects substantial losses to continue until it is able to attract a significant number of advertisers.

         Current Operations. The Company is currently producing its own weekly television programming for Cafe USA and broadcasting Cafe USA in 20 Food Courts. The Company has modified its strategy of negotiating contracts with mall developers and mall operators. Management is seeking commitments from major mall operators to install Cafe USA in all Food Courts that they own or manage. Discussion and negotiations are currently in process with several significant mall operators that own or manage more than 300 malls with Food Courts. The Company has not entered into any definitive agreements and there is no assurance that the Company will be able to obtain such commitments.

         The Company has no paid advertisers for the third quarter of 1997. The Company has five paid advertisers currently scheduled for the fourth quarter. Based upon its current plan to proceed with the Mall Buildout, the Company is attempting to obtain commitments from additional advertisers for participation in mall expansion.

         For a more detailed description of the Company's business, see the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, attached as Exhibit A hereto.

         The Company is a Delaware corporation with its principal executive offices located at 220 East 42nd Street, 16th Floor, New York, New York 10018, and its telephone number is 212-983-4500.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         In October 1995, the Company completed an initial public offering (the "IPO") of 3,220,000 Units. Each Unit consists of one share of Series A Common Stock, One Class A Warrant and one Class B Warrant. In connection with the IPO, the Company issued 1,125,000 Class A Warrants in exchange for certain warrants (the "Bridge Warrants") issued to purchasers of notes in a private financing which closed in February 1995 and the Company issued 319,063 warrants in exchange for certain warrants issued in September, 1995, identical to the Bridge Warrants issued to officers and directors for loans advanced and for certain loans to the Company and to a consultant for services rendered to the Company.

         In November 1996, the Company issued an additional 2,857,189 Units in a private placement (the "Private Placement"). Pursuant to the anti-dilution provisions set forth in the Class A and Class B Warrants, the issuance of Units in the Private Placement required the Company (i) to issue an additional 1,275,545 Class A Warrants and 1,020,258 Class B Warrants, (ii) to adjust the exercise price of each Class A Warrant from $6.00 to $5.13, and (iii) to adjust the exercise price of each Class B Warrant from $8.00 to $6.85.

         In connection with the IPO and the Private Placement, the Company issued to D. H. Blair Investment Banking Corp. and its affiliates an option to purchase 1,279,000 Units ("Unit Purchase Options") of which 280,000 Unit Purchase Options have an exercise price of $6.50 and 999,000 have an exercise price of $3.15.

         In December 1996, the Company issued to Furman Selz LLC ("Furman Selz") warrants to purchase 401,321 shares of Series A Common Stock (the "Consultant Warrants") at an exercise price of $2.00 per share pursuant to the terms of a financial advisory agreement. By agreement between the Company and Furman Selz, the Consultant Warrants will be forgiven and cancelled upon the successful closing of the Exchange Offer.

         The issuance of Warrants, the Unit Purchase Options and the Consultant Warrants has made it difficult for the Company to obtain additional financing or to enter into strategic alliances due to the dilutive effect these securities could have on future investment in the Company. Therefore, the Company has decided to offer to exchange shares of its Series A Common Stock for the Warrants pursuant to the terms of the Exchange Offer set forth in this Offer to Exchange. The completion of the Exchange Offer will substantially decrease the potential dilutive effect of the Warrants upon the Company's capital structure as an impediment to possible future investment. Upon completion of the Exchange Offer, the Company intends to seek additional financing or strategic alliances to foster continued growth and expansion of the Company. There is no assurance that the Exchange Offer will be completed or, if completed, that the Company will be able to obtain new financing or enter into strategic alliances. If the Company is unable to complete the Exchange Offer, obtain new financing or enter into one or more strategic alliances, the Company will be required to cease operations.

         The Company will retire any Warrants accepted for exchange and has no present plans to reissue such securities.

         The following is a description of the relative rights of the holders of Warrants who tender and those who do not tender after completion of the Exchange Offer. It does not purport to be complete and is qualified in its entirety by the more detailed information appearing below under "Description of Securities."


                                    HOLDERS TENDERING                 HOLDERS NOT TENDERING
                                ------------------------------  ------------------------------

Class A Warrants..............  0.6 shares of Series A          Entitles holder to receive
                                Common Stock.                   one share of Series A Common
                                                                Stock and one
                                                                Class B Warrant
                                                                upon exercise.


      Exercise Price........... Not applicable (will have       Warrants exercisable at
                                received 0.6 shares of Series   $5.13 per share.
                                A Common Stock).





      Dividends................ Dividends payable when,         No dividends payable on
                                as and if declared by the       Warrants.
                                Company's Board of Directors.

      Redemption............... Series A Common Stock is not    Subject to redemption by the
                                redeemable.                     Company for $.05 per Warrant,
                                                                upon 30 days' written notice,
                                                                if the average closing bid
                                                                price of Series A Common Stock
                                                                exceeds $9.00 per share for 30
                                                                consecutive business days
                                                                ending within five days of the
                                                                notice of redemption.

      Anti-Dilution ..........  Waiver of all anti-dilution     Entitles holders to benefit
                                provisions of the Warrants      from certain anti-dilution
                                and the underlying shares of    provisions if the Exchange
                                Series A Common Stock.  See     Offer is deemed a triggering
                                "Consent to Waiver of Anti-     event thereof and future anti-
                                Dilution Provisions of the      dilution rights if the
                                Warrants with respect to the    Company's securities are
                                Exchange Offer."                sold at a discount to market.
                                                                See "Description of
                                                                Securities - Redeemable
                                                                Warrants."

Class B Warrants..............  0.4 shares of Series A          Entitles holder to receive
                                Common Stock.                   one share of Series A Common
                                                                Stock upon exercise.


      Exercise Price........... Not applicable (will have       Warrants exercisable at
                                received 0.4 shares of Series   at $6.85 per share.
                                A Common Stock).

      Dividends................ Dividends payable only when,    No dividends payable on
                                as and if declared by the       Warrants.
                                Company's Board of Directors.

      Redemption............... Series A Common Stock is not    Subject to redemption by the
                                redeemable.                     Company for $.05 per Warrant,
                                                                upon 30 days' written notice,
                                                                if the average closing bid
                                                                price of Series A Common Stock
                                                                exceeds $12.00 per share for 30
                                                                consecutive business days
                                                                ending within five days of the
                                                                notice of redemption.


      Anti-Dilution ..........  Waiver of all anti-dilution     Entitles holders to benefit
                                provisions of the Warrants      from certain anti-dilution
                                and the underlying shares of    provisions if the Exchange
                                Series A Common Stock.  See     Offer is deemed a triggering
                                "Consent to Waiver of Anti-     event thereof and future
                                Dilution Provisions of the      anti-dilution rights if the
                                Warrants with respect to the    Company's securities are
                                Exchange Offer."                sold at a discount to market.
                                                                See "Description of
                                                                Securities - Redeemable
                                                                Warrants."


         The Units, Series A Common Stock and the Warrants are traded on the Nasdaq SmallCap Market.

                               THE EXCHANGE OFFER

Exchange Ratio                0.6 shares of Series A Common Stock for each
                              Class A Warrant, and 0.4 shares of Series A Common
                              Stock for each Class B Warrant.

Expiration Date               5:00 p.m., New York City time, on
                              September 26, 1997, unless extended.

Minimum Amount to be          The Company is not required to accept any Warrants
Tendered                      for exchange in the Exchange Offer unless an
                              aggregate of 6,157,758 Class A Warrants (equal to
                              70% of the Class A Warrants issued and
                              outstanding) and 4,968,213 Class B Warrants (equal to 70% of the Class B Warrants issued and outstanding) are tendered and not withdrawn.
                              Additionally, the Company will only accept those tenders of holders exchanging all Warrants currently held by such holders.



Acceptance of All Warrants    Subject to the conditions of the Exchange Offer,
                              the Company intends to accept all Warrants duly tendered and not withdrawn. If all Warrants are duly tendered and accepted for exchange, a total of 8,117,057 shares of Series A Common Stock representing 115% of the issued and outstanding shares of Series A Common Stock will be issued pursuant to the Exchange Offer.

Withdrawal Rights             Tenders of Warrants pursuant to the Exchange Offer
                              may be withdrawn (1) at any time prior to the Expiration Date or (2) after the Expiration Date, if they have not yet been accepted by the Company.
                              See "The Exchange Offer -- Withdrawal Rights" and
                              "Acceptance of Warrants for Exchange."

How to Tender                 A holder of Warrants wishing to accept the
                              Exchange Offer must complete the accompanying
                              Letter of Transmittal and forward it with the

                              Warrants and any other required documents to the Exchange Agent. Letters of Transmittal and Warrants should not be sent to the Company. See "The Exchange Offer -- Procedure for Exchange."

Acceptance of Tenders and     Subject to satisfaction of the terms and
Issuance of Series A Common   conditions of the Exchange Offer, the Company
Stock                         will deliver shares of Series A Common Stock in
                              exchange for Warrants accepted for exchange as soon as practicable after the Expiration Date. See
                              "The Exchange Offer -- Acceptance of Warrants for
                              Exchange."



Conditions of the Exchange    The Exchange Offer is subject to a number of
Offer                         conditions. See "The Exchange Offer -- Conditions
                              of the Exchange Offer." In particular, the Exchange Offer may be withdrawn by the Company if less than 6,157,758 Class A Warrants and 4,968,213
                              Class B Warrants are properly tendered and not withdrawn pursuant to the Exchange Offer.



Certain Income Tax            Tendering Warrants pursuant to the Exchange Offer
Consequences                  is a taxable event. For further discussion of
                              certain federal income tax consequences, see
                              "Certain Federal Income Tax Consequences."


Consent to Waiver of Anti-    By accepting this Offer to Exchange, holders of
Dilution Provisions of the    Warrants consent to the waiver of the anti-
Warrants with Respect to      dilution provisions in the Warrants that might be
the Exchange Offer            triggered as a result of the Exchange Offer. See
                              "Consent to Waiver of Anti-Dilution Provisions of the Warrants with Respect to the Exchange Offer."

Risk Factors                  Recipients of the Exchange Offer should consider
                              carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Offer to Exchange.

Listing and Trading of        The Company's Units, Series A Common Stock, Class
Securities                    A Warrants and Class B Warrants are traded on the
                              Nasdaq SmallCap Market under the symbols FCENU,
                              FCENA, FCENW, and FCENZ, respectively. However, the Series B Common Stock, $.01 par value per share, of the Company is not listed.


Transferability of Series A   The Company has registered the resale of shares of
Common Stock                  Series A Common Stock underlying all Warrants
                              other than the Private Placement Warrants and Warrants held by "affiliates." Upon consummation of the Exchange Offer, the resale of shares issued to holders of Warrants upon exercise in the Exchange Offer, other than the Private Placement
                              Warrants and Warrants held by "affiliates," is not restricted under Federal Securities Law. See
                              "Transferability of Series A Common Stock."


Resale of Restricted Shares   Holders of Private Placement Warrants who tender
                              pursuant to the Exchange Offer must hold the shares of Series A Common Stock issued in exchange therefore until November 14, 1997, and, thereafter, may sell these shares only in accordance with the provisions of Rule 144. See
                              "Resale of Restricted Shares."

Market Price for Company's    On August 22, 1997, the last reported sale price
Securities                    of the Units, the Series A Common Stock, the Class
                              A Warrants and the Class B Warrants as reported on the Nasdaq Small Cap Market, was $0.781 per Unit,
                              $0.266 per share, $0.125 per Class A Warrant and
                              $0.125 per Class B Warrant.

Warrants Outstanding          As of June 30, 1997 there were 8,796,797 Class A
                              Warrants and 7,097,447 Class B Warrants issued and outstanding.

Series A Common Stock
Outstanding                   As of June 30, 1997 there were 7,055,396 shares of
                              Series A Common Stock outstanding and 1,091,168 shares of Series B Common Stock outstanding.

Exchange Agent                American Stock Transfer & Trust Company.

                                  RISK FACTORS

         In addition to the other information in this Offer to Exchange, the following information should be carefully considered by holders of the Warrants in evaluating the Exchange Offer. Investment in the Company's securities is highly speculative and involves a high degree of risk. The Common Stock included in the Exchange Offer involves different risks than those risks associated with the Warrants. Holders of the Warrants should consider carefully, among other things, the differences between the Series A Common Stock and the Warrants before making any decision to exchange their Warrants for shares of Series A Common Stock.

                  Unproven Commercial Viability; Need for Market Acceptance. The commercial viability of the Cafe USA concept will be determined in large part by the acceptance of Cafe USA by advertisers and mall operators. The Company is currently broadcasting Cafe USA in only 20 Food Courts. Without further acceptance by the marketplace, the Company may be forced to cease operations. The Company has no current paid advertisers. The Company currently has five paid advertisers scheduled for the fourth quarter of 1997. While the Company has conducted limited testing of its Cafe USA concept and has operated in 20 Food Courts, there is no assurance that the test results indicating the acceptance of Cafe USA by consumers or the acceptance in 20 malls are indicative of widespread acceptance in the marketplace or that, if accepted, it will ever result in the Company achieving profitable operations.

                  Capital Intensive Nature of Business; Need for, and No Assurance of, Strategic Alliances and Additional Financing to Develop Cafe USA. The Company has received only minimal revenues from operations and has relied on the proceeds of equity financings to fund its operations. Management of the Company is pursuing strategic alliances because existing advertising revenues and financing that may be available from external sources will not provide the Company with sufficient capital to complete the Company's business plan. However, there can be no assurance that the Company will be able to complete any strategic alliances. If the Company is unable to either complete one or more strategic alliances or obtain substantial additional financing on acceptable terms, the Company will be unable to complete the expansion of Cafe USA and will be forced to cease business.

                  Development Stage Company; Significant Losses. The Company is a development stage company that has engaged primarily in the development of the Cafe USA network. The Company has realized only minimal revenues to date, has incurred substantial losses since its inception. Accordingly, the Company, as of June 30, 1997, had an accumulated deficit of approximately $19,554,000. The Company has continued to incur substantial losses since such date. Furthermore, for the foreseeable future, the Company expects losses to continue and will be entirely dependent on public or private financing or a strategic alliance.

                  Requirement for Capital Equipment; Potential Negative Effect on Statement of Operations. The Company's business is capital intensive, requiring substantial outlays for the purchase and installation of broadcasting equipment. The cost of "outfitting" each mall with equipment necessary to transmit and receive Cafe USA currently costs approximately $80,000, consisting of approximately $40,000 in equipment costs and $40,000 in installation costs. Because of the Company's limited cash resources, the Company has been seeking additional financing for all or a portion of these costs. To date, the Company has been unsuccessful in securing such financing and there is no assurance that this financing can be obtained on favorable terms, if at all. Regardless of whether financing is obtained, the Company's future operations will be charged for the depreciation of the equipment, including the installation costs. If the Company has to remove equipment before expiration of its expected life, a loss would have to be recognized equal to the undepreciated installation costs.

                  Possible Need for Additional Statistical Data. To provide the necessary data for the sale of advertising, the Company will need on-going market research to develop reliable statistical data. The Company retained A.C. Nielsen to conduct the 1995 Nielsen Survey. The Company had previously conducted a much smaller A.C. Nielsen survey during a week-long demonstration of its programming and advertising in May, 1994 in Haywood Mall in Greenville, South Carolina and a more preliminary Audits and Surveys research study in October, 1992. The 1995 Nielsen Survey was still limited in scope (only four malls) and may not provide sufficient data required for the sale of advertising. Accordingly, the Company will require substantial additional data in order to validate rates to advertisers. Pricing for advertising is based substantially on the number of visitors exposed to Cafe USA programming and advertising and the impact of the advertising upon those exposed. There is no assurance that all of the necessary data will be obtained, or if obtained, will be favorable or be accepted by advertisers.

                  New Enterprise. The Company was formed in February, 1992 and its success depends upon several factors, including the quality of its programming and management of the technical aspects of its operations. Investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of a business in the area in which the Company operates and in connection with the formation and commencement of operations of a new business in general. The Company is unable to predict how long it will be before it begins to generate additional revenues or how long its losses will continue.

                  Dependence Upon Others. The success of the Company's operations will depend upon numerous factors, many of which are beyond the Company's control, including (i) the ability of the Company to obtain additional financing; (ii) the ability of the Company to enter into strategic alliances through a combination of one or more joint venture, merger or acquisition transactions; (iii) the ability of the Company to obtain contracts with advertisers that will produce revenues; (iv) the availability of resources to produce or purchase programming; (v) the availability of operating resources to satisfactorily install, maintain and service the video and audio system; and
(vi) the ability to enter into contracts with malls for additional installations. These and other factors will require the use of outside suppliers as well as the talents and efforts of Company management and employees. There can be no assurance of success with any or all of these factors on which the Company's operations will depend.

                  Lack of Programming and Production Experience. Because of the absence of any operating history, there can be no assurance that the Cafe USA programming and advertising will be viewed favorably by consumers or that advertisers will be attracted to either the concept of this medium or the specific programming developed by the Company. Further, the Company has broadcast for only approximately 21 months in a limited number of Food Courts and there can be no assurances that the technology associated with the broadcasting will prove to be manageable.

                  Reliance on ABC New Media Sales ("ABC") for Advertising Revenue. In January, 1997, the Company entered into a six-year exclusive advertising sales representative agreement with ABC. The agreement provides that ABC will be the exclusive advertising representative for Food Court and will use the ABC sales force to seek advertisers for the Company's programming. The Company believes that the addition of the ABC sales force will, in the long term, have a major impact on obtaining a significant volume of advertising sales for the Cafe USA network. The Company has no paid advertisers for the third quarter of 1997 and has only five advertisers for the fourth quarter. ABC has the right to terminate the ABC Agreement upon 90 days written notice for a period of 30 days after the end of the second contract year and each contract year thereafter. The Company has the right to terminate the ABC Agreement upon 30 days written notice, after the second and fourth contract years, if certain minimum advertising sales benchmarks have not been met.

                  Dependence Upon Mall Operators. The ability of the Company to establish the Cafe USA network is dependent upon the Company entering into agreements with mall operators for the installation of Cafe USA in mall Food Courts. While agreements have been entered into with several mall operators, there is no assurance that a sufficient number of mall operators will accept Cafe USA in Food Courts or continue to accept it once it is installed.

                  Reliance on Senior Management and Key Employees. The Company is substantially dependent on the efforts of five members of senior management. The Company has entered into employment agreements with its Chairman, Robert H. Lenz, and its President and Chief Executive Officer, James N. Perkins, with terms ending September 30, 1999. The Company has also entered into employment agreements with Scott Phillips, its Executive Vice President of Operations, Ed Padin, its Senior Vice President of Mall Marketing, and Mark Chalom, its Vice President of Production and Programming, each expiring on December 31, 1999, March 31, 2000 and January 31, 1998, respectively. The loss of services of any of the foregoing individuals could have a material adverse effect on the Company's prospects. The Company maintains key-person life insurance coverage in the face amount of $2,000,000 for each of Messrs. Lenz and Perkins naming the Company as beneficiary. Management of the Company believes that the future success of Cafe USA will depend on the Company's ability to attract additional key personnel in sales, marketing, technical support, finance, programming and mall relations. However, there can be no assurances that the Company will be successful in attracting or retaining additional personnel necessary to conduct its business.

                  Competition. While the Company is operating in a new industry, it is aware of other companies that have unsuccessfully attempted to utilize the shopping mall for point of sale broadcast or video advertising. Entities that enter the Food Court video advertising business in the future may have substantially greater marketing, financial and human resources than the Company and may provide significant long term competition. Because Cafe USA is a broadcasting medium, the Company also will be competing for advertising revenue with other established media. Furthermore, the Company does not possess any patented or copyrighted trade secrets or intellectual property to provide barriers to competition.

                  Exchange Offer is a Taxable Transaction. The exchange of Warrants for shares of Series A Common Stock pursuant to the Exchange Offer is a taxable transaction. The amount of any gain or loss recognized by a holder of the Warrants will depend on the value of the shares of Series A Common Stock received and the basis of the holder in the Warrants exchanged. See "Certain Federal Income Tax Consequences."

                  Influence by Management and Other Stockholders; Possible Depressive Effect on the Company's Securities. One of the Company's current directors (who is also an officer) and five other stockholders own collectively 100% of the issued and outstanding Series B Common Stock. All current officers and directors, together with such five other stockholders of Series B Common Stock, beneficially own, prior to the exchange, in the aggregate, approximately 19.32% of the total outstanding capital stock of the Company and have approximately 41.8% of the total voting power thereof. Subsequent to the closing of the Exchange Offer and assuming a 70% exchange, one of the current directors (who is also an officer) and five other stockholders of Series B Common Stock will have approximately 25.39% of the total voting power. As a result, such individuals may still be able to influence the election of all of the Company's directors and otherwise influence the Company's operations. Furthermore, the disproportionate vote afforded the Series B Common Stock could also impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Series A Common Stock, which could have a depressive effect on the price of the Company's securities. See "Description of Securities."

                  Possible Depressive Effect of Future Sales of Common Stock and Exercise of Registration Rights. A substantial portion of the Series B Common Stock and 573,125 shares of Series A Common Stock issued prior to the IPO are now tradeable under Rule 144 subject to restrictions on sales by "affiliates." Messrs. Lenz and Perkins have agreed not to sell any shares of the Company's Common Stock they own for a 15-month period following February 27, 1997, without the written consent of D.H. Blair Investment Banking Corp. ("Blair"), the placement agent for the Private Placement. There are 636,115 shares of Series B Common Stock in escrow that are owned by current and prior management. The Company also has outstanding stock options and warrants to purchase approximately 2,943,459 shares of Series A Common Stock at prices ranging from $1.37 to $6.85 per share.

                  Shares of Series A Common Stock issuable upon exercise of the Company's Class A and Class B Warrants, except for Private Placement Warrants, may be resold without restriction. See "Resale of Restricted Shares." Furthermore, 1,120,000 shares of Series A Common Stock underlying the unit purchase options (the "Unit Purchase Options") are subject to restrictions on transferability until October 11, 1998 and thereafter, are freely transferable without restriction provided there is a current prospectus under the Act relating thereto and applicable state securities laws are complied with. Although the Exchange Offer will significantly reduce potential future dilution, the existence of the Unit Purchase Options issued in the Public Offering and Private Placement of November 14, 1997, outstanding options and warrants, Class A Warrants and Class B Warrants not exchanged in this Exchange Offer, and other options that may be issued by the Company in the future may hinder future financing by the Company. The exercise of these securities may further dilute the interest of the persons holding Series A Common Stock. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. No prediction can be made as to the effect, if any, that sale of these securities or the availability of such securities for sale without restriction will have on the market prices of the Company's securities. Nevertheless, the possibility that a significant amount of securities may be sold in the public market may adversely affect market prices for the Company's securities and could impair the Company's ability to raise capital through the sale of its securities.

                  Effect of Outstanding Options and Warrants. The Company currently has outstanding a substantial number of Class A Warrants, Class B Warrants and other options to purchase shares of Series A Common Stock. The holders thereof are given an opportunity to profit from a rise in the market price of the Series A Common Stock with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of such options and warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such securities.

                  Charge to Income in the Event of Release of Escrow Shares. If the Company attains certain earnings thresholds or the Company is sold in excess of a certain per share price, the Company will be required to recognize additional compensation expense in connection with the release from escrow to certain stockholders of the Company of 636,115 shares of Series B Common Stock (the "Escrow Shares"). Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are met or such per share sale price is obtained, what could be a substantial charge that would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Such charge will not be deductible for income tax purposes. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities.

                  Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $.01 per share, with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Series A and Series B Common Stock. In the event of issuance, preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that the Company will not issue shares of preferred stock in the future.

                  No Dividends Anticipated. The Company has never paid any cash dividends on its Series A or Series B Common Stock and does not anticipate the payment of cash dividends in the foreseeable future.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         In October, 1995 the Company completed the IPO of Units. Each Unit consists of one share of Series A Common Stock, one Class A Warrant and one Class B Warrant. Upon exercise of the Class A Warrant, the warrantholder is entitled to one share of Series A Common Stock and one Class B Warrant. Upon exercise of the Class B Warrant, the warrantholder is entitled to one share of Series A Common Stock. On November 14, 1996 the Company completed the Private Placement of Units identical to the Units sold in the IPO. In addition, prior to the IPO, the Company completed a private sale of notes with attached warrants which warrants converted to Class A Warrants upon the closing of the IPO.

         The capital structure of the Company, as of June 30, 1997, following the IPO, the Private Placement and the private offering includes 7,055,396 shares of Series A Common Stock, 1,091,168 shares of Series B Common Stock, 8,796,797 Class A Warrants and 7,097,447 Class B Warrants plus approximately 2,943,459 other options and warrants including Unit Purchase Options, employee and directors options, and Consultants Options and warrants. Because each Class A Warrant upon exercise entitles the Warrantholder to an additional Class B Warrant in addition to one share of Series A Common Stock, there are an additional 8,796,797 Class B Warrants that the Company may be obligated to issue. Accordingly, the total number of Class A and Class B Warrants granted by the Company (including the Class B Warrants to be issued upon exercise of the Class A Warrants) is 24,691,041.

         The Company requires substantial funds in order to implement and carry out its business strategy and to capitalize future growth. The Company has been actively seeking funding through traditional sources of capital as well as through strategic alliances such as joint ventures or mergers and acquisitions with other entities that have significant financial or other resources. To date, the Company has been unable to obtain necessary additional financing.

         Management believes that one significant impediment to obtaining financing is the substantial number of Warrants the Company has issued. These Warrants represent substantial dilution to any potential investor or strategic partner. Management began to review methods of restructuring the Company to provide a fair value to its shareholders and warrantholders while attracting potential investors and strategic partners to invest in the Company without concern of substantial dilution from existing Warrants. As a result of this evaluation, the Company has decided to offer to exchange shares of its Series A Common Stock for the Warrants pursuant to the terms of the Exchange Offer as set forth in this Offer to Exchange. The successful completion of the Exchange Offer will substantially decrease the dilutive effect of the Warrants upon the Company. Management believes that the resulting capital structure, without the substantial dilution from the Class A and Class B Warrants, will provide the Company with opportunities for future financing. Upon completion of the Exchange Offer, the Company intends to seek additional financing or strategic alliances to foster continued growth and expansion of the Company. There is no assurance, however, that the Exchange Offer will be successfully completed or, if successfully completed, that the Company will be able to obtain new financing or enter into strategic alliances. If the Company is unable to complete the Exchange Offer, obtain new financing or enter into one or more strategic alliances, the Company will be required to cease operations.

         The Board has not sought a fairness opinion with respect to the fairness of the Offer to Exchange to the shareholders or the holders of Warrants. The exercise price of the Warrants materially exceeds the market price of the Series A Common Stock; therefore, management of the Company did not believe a fairness opinion was necessary or the expense of a fairness opinion was justified.

         The Company will retire any Warrants accepted for exchange and has no present plans to reissue such securities.

                  SELECTED FINANCIAL AND PRO FORMA INFORMATION

         The following table shows the pro forma effects the Exchange Offer would have had on the Company's balance sheet as of June 30, 1997 if the specified percentages of the Warrants had been exchanged as of such date:


                              PRO FORMA INFORMATION


                                                               70% EXCHANGE                   100% EXCHANGE
                                                       ----------------------------   ------------------------------

                                         HISTORICAL    ADJUSTMENTS      PRO FORMA     ADJUSTMENTS        PRO FORMA
                                        ------------   -----------     ------------   -----------      -------------

Total Assets                             $5,196,676                     $5,196,676                       $5,196,676
                                         ==========                     ==========                       ==========


Total Liabilities                          $762,437                       $762,437                         $762,437

Preferred stock - 5,000,000 shares
  authorized, none issued

Series A common stock-$.01 par value
 200,000,000 shares authorized;
 issued and outstanding, historical,
 7,055,396; 70%, 12,737,336;
 100%, 15,172,453                            70,553         56,819         127,372       81,171             151,724

Series B common stock-$.01 par value
  1,250,000 shares authorized,
  1,091,168 issued                           10,912                         10,912                           10,912

Additional paid-in capital               23,906,996        (56,819)     23,850,177      (81,171)         23,825,825

Deficit accumulated in the
  development stage                     (19,554,121)                   (19,554,121)                     (19,554,121)
                                        ------------                   ------------                     ------------

  Total                                   4,434,340                      4,434,340                        4,434,340

Treasury Stock                                 (101)                          (101)                            (101)
                                        ------------                   ------------                     ------------

  Total stockholders' equity              4,434,239                      4,434,239                        4,434,239
                                        -----------                    -----------                      -----------

  Total                                  $5,196,676                     $5,196,676                       $5,196,676
                                         ==========                     ==========                       ==========

         For purposes of the pro forma presentation, no adjustment has been reflected for the difference, if any, between the fair values of the Warrants and the stock anticipated to be exchanged. Therefore, any resulting difference would be recorded as a dividend deemed for the benefit of the existing shareholders.

         The following table shows the pro forma effects the Exchange Offer would have had on the Company's results of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 if the specified percentages of the Warrants had been exchanged on the first day of each period:



                                                               70% EXCHANGE                   100% EXCHANGE
                                                       ----------------------------   ------------------------------

                                                                        PRO FORMA                        PRO FORMA
                                         HISTORICAL    ADJUSTMENTS       RESULTS      ADJUSTMENTS         RESULTS
                                        ------------   -----------     ------------   -----------      -------------


Year ended December 31, 1996:

Net (loss)                              ($6,270,432)    ---------      ($6,270,432)     ---------      ($6,270,432)

Net (loss) per share                         ($1.32)    ---------           ($0.60)     ---------           ($0.49)

Weighted Average Number of common
  shares used in computation              4,738,565      5,681,940      10,420,505      8,117,057       12,855,822

Six months ended June 30, 1997:

Net (loss)                               (3,863,349)    ---------       (3,863,349)     ---------       (3,863,349)

Net (loss) per share                         ($0.56)    ---------           ($0.31)     ---------           ($0.26)

Weighted Average Number of common
  shares used in computation              6,933,557      5,681,940      12,615,497      8,117,057       15,050,614



                     CAPITALIZATION AND BOOK VALUE PER SHARE

         The following table sets forth the capitalization and the book value per common share (includes both Series A and Series B) of the Company at June 30, 1997 and as adjusted to give effect to the Exchange Offer (assuming 70% and 100% of the Warrants, respectively, are exchanged):

                                                               JUNE 30, 1997
                                                     ---------------------------------------------
                                                                         AS
                                                                      ADJUSTED,
                                                                         70%         AS ADJUSTED,
                                                     HISTORICAL       EXCHANGE       100% EXCHANGE
                                                     -----------     -----------     -------------

Stockholders' equity:
  Series A Common Stock, $.01 par value,
   200,000,000 shares authorized;
   historical, issued and outstanding,
   7,055,396 (1)(2); upon 70% exchange,
   issued and outstanding 12,737,336(3);
   upon 100% exchange, issued and
   outstanding 15,172,453(4).............       $    70,553       $   127,372        $   151,724
  Series B Common Stock, par value $.01 per
   share, 1,250,000 shares authorized, and
   1,091,168 shares issued (1)(5)........             10,912            10,912             10,912
 Additional paid in capital..............         23,906,996        23,850,177         23,825,825
Deficit accumulated in the development
   stage.................................        (19,554,121)      (19,554,121)       (19,554,121)
                                                 ------------      ------------       ------------
     Total...............................          4,434,340         4,434,340          4,434,340
Treasury Stock...........................               (101)             (101)              (101)
                                                 ------------      ------------       ------------
     Total Stockholders' Equity..........          4,434,239         4,434,239          4,434,239
                                                 ===========       ===========        ===========
Book value per share(6)............................     $.54              $.32               $.27
                                                        ====              ====               ====


(1) The Series A Common Stock and Series B Common Stock are identical, except that such share of Series A Common Stock is entitled to one vote and each share of Series B Common Stock is entitled to five votes. See "Description of Securities -- Common Stock."

(2) Excludes up to 27,634,500 shares of Series A Common Stock issuable upon exercise of stock options and warrants outstanding as of the date of this Offer to Exchange, including the Class A Warrants and Class B Warrants and 5,116,000 shares of Series A Common Stock issuable upon the exercise of 1,279,000 Unit Purchase Options and Class A Warrants and Class B Warrants exerciseable thereunder.

(3) Assumes 70% of Class A Warrants and Class B Warrants are exchanged for Series A Common Stock; excludes up to 10,350,771 shares of Series A Common Stock issuable upon exercise of stock options and warrants outstanding as of the date of this Offer to Exchange including 30% of the Class A Warrants and Class B Warrants and 5,116,000 shares of Series A Common Stock issuable upon the exercise of 1,279,000 Unit Purchase Options and Class
     A Warrants and Class B Warrants exerciseable thereunder.

(4) Assumes 100% of the Class A Warrants and Class B Warrants are exchanged for Series A Common Stock; excludes up to 2,943,459 shares of Series A Common Stock issuable upon exercise of stock options and warrants outstanding as of the date of this Offer to Exchange and 5,116,000 shares of Series A Common Stock issuable upon the exercise of 1,279,000 Unit Purchase Options and Class A Warrants and Class B Warrants exerciseable thereunder.

(5) Excludes 636,115 Escrow Shares of Series B Common Stock that have been placed in escrow by certain stockholders of the Company, which Escrow Shares are subject to cancellation if the Company does not attain certain earnings levels or the sale price of the Company's Series A Common Stock in a private sale does not achieve a certain target, during the period ending December 31, 1998 and 10,000 additional shares of Series B Common Stock held in treasury. See "Risk Factors -- Charge to Income in the Event of Release of Escrow Shares" and "Principal Stockholders -- Escrow Shares."

(6)  The historical book value per share at December 31, 1996 was $1.01.


                       PRICE RANGE OF COMPANY'S SECURITIES

         The Company's Units, Series A Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq SmallCap Market under the symbols FCENU, FCENA, FCENW and FCENZ, respectively. The following table sets forth the high and low closing sales price of the Units, the Series A Common Stock, the Class A Warrants and the Class B Warrants for the periods indicated, as reported by
Nasdaq:


          QUARTER ENDED                              Series A              Class A                Class B
---------------------------    Units                 Common Stock          Warrants               Warrants
                               High       Low        High      Low         High        Low        High      Low
                               ----       ---        ----      ---         ----        ---        ----      ---
1995:
December 31(1).............    $6-5/8     $5         $5        $2-7/8      $1-7/8      $1-5/8     $(2)      $(2)
1996:
March 31...................     6-3/4      5          4-1/2     2-3/4       1-7/8       1-1/8      1/2       1/2
June 30....................     9          5-1/8      5-3/4     3           2-27/64     1-1/4      1-5/8     1-1/2
September 30...............     9-1/2      5-1/4      5-3/4     2-1/2       2-1/2       1          2         1-1/8
December 31................     6-9/16     3          3-5/8     2           1-7/8       7/8        1-3/4     3/4
1997:
March 31...................     6-7/8      2-1/4      4-3/16    1-1/8       1-3/4       1/2        1-3/8     5/8
June 30....................     4-5/8      2          1-3/4     7/8         1           15/32      1-1/4     3/8
September 30 (to August 18,
  1997)....................     2-3/32     3/4        1-5/16    1/4         19/32       1/8        3/8       1/8

(1) Trading with respect to all securities did not commence until October 11, 1995.

(2)  Did not trade.

                                 DIVIDEND POLICY

         The Company has not paid any dividends on its Series A Common Stock. The Company has had no earnings to date and does not anticipate substantial earnings in the near future. Therefore, the Company does not anticipate paying dividends on the Series A Common Stock or the Series B Common Stock in the foreseeable future.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal, to exchange (i) 0.6 shares of its Series A Common Stock for each Class A Warrant issued and outstanding, and (ii) 0.4 shares of its Series A Common Stock for each Class B Warrant issued and outstanding, that is validly deposited and tendered and not withdrawn prior to the Expiration Date. Holders of Warrants who accept the Exchange Offer must tender all Warrants held by such holders.

         The Exchange Offer is subject to a number of conditions. See "The Exchange Offer -- Conditions of the Exchange Offer." There are 8,796,797 Class A Warrants and 7,097,447 Class B Warrants outstanding. The Exchange Offer is being made for any and all Warrants and is subject to, among other things, a minimum of 6,157,758 Class A Warrants (70% of the Class A Warrants issued and outstanding) and 4,968,213 Class B Warrants (70% of the Class B Warrants issued and outstanding) being tendered and not withdrawn. The Company reserves the right to terminate or amend the Exchange Offer at any time on or prior to the Expiration Date upon the occurrence of certain conditions discussed below. In addition, the Company reserves the right to waive the condition that a holder of Warrants who tenders pursuant to the Exchange Offer must tender all Warrants held by the holder.

         The Exchange Offer expires at 5:00 p.m., New York City time, on September 26, 1997 unless the Company, in its sole discretion, extends the period of time that the Exchange Offer is open, in which event the "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended. Only Warrants validly deposited and tendered prior to the Expiration Date will be eligible for exchange. See "The Exchange Offer -- Extension of Exchange Offer Period; Termination; Amendments."

                            ACCEPTANCE NOT MANDATORY

         Each holder of the Warrants is free to exchange or not exchange his Warrants pursuant to the Exchange Offer, however any holder who accepts the Exchange Offer must exchange all of his Warrants by properly completing and delivering a Letter of Transmittal, together with the Warrants being exchanged, and any other required documents to the Exchange Agent. Holders of the Warrants who do not accept the Exchange Offer will continue to have all of the existing rights and preferences of the Warrants. See "DESCRIPTION OF SECURITIES-REDEEMABLE WARRANTS."

                             PROCEDURE FOR EXCHANGE

         Any holder of Warrants who accepts the Exchange Offer must:

         (i) deliver all of his Warrants; and (ii) deliver a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other required documents to the Exchange Agent. A guarantee of signature is not required if the Warrants deposited and tendered pursuant hereto are deposited and tendered by a registered holder of the Warrants who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Mailing Instructions" on the Letter of Transmittal or for the account of an Eligible Institution. However, in all other instances, signatures on Letters of Transmittal must be guaranteed by a firm that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution").

         Such Warrants and other documents must be received by the Exchange Agent, on or prior to the Expiration Date of the Exchange Offer at the address specified below under "The Exchange Offer -- Exchange Agent." LETTERS OF TRANSMITTAL AND THE WARRANTS SHOULD NOT BE SENT TO THE COMPANY.

         If the Warrants are registered in the name of a person other than the person who signed the Letter of Transmittal, the Warrants must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to the Company duly executed, by the registered holder, with signatures thereon guaranteed, as set forth above.

         Delivery of Warrants may not be completed through Book Entry Transfer, and must, in any case, be received by the Exchange Agent prior to the Expiration Date or the holder must comply with the guaranteed delivery procedure described below.

         The Warrants will be accepted for exchange only if the holder exchanges the entire amount of his Warrants.

         Holders of the Warrants exchanging their Warrants are required under federal income tax law to provide the Exchange Agent with a correct Taxpayer Identification Number on Substitute Form W-9 which is included, together with instructions, in the Letter of Transmittal. Failure to complete properly such information may result in the rejection of such holder's deposit and tender. Should such requirement be waived by the Company, failure to complete and return the Substitute Form W-9 to the Exchange Agent may subject the holder to backup withholding on dividends on the Series A Common Stock that might be payable in the future.

         The holder is free to choose the method of delivery of the Warrants as well as the use of all other required documents at the risk of the holder. If the holder chooses delivery by mail, the following methods along with proper insurance are suggested: registered mail with return receipt requested, or overnight delivery service.

         If a holder chooses to exchange his Warrants and such holder's Warrants are not immediately available or time will not permit such holder's Letter of Transmittal, Warrants and any other required documents to reach the Exchange Agent before the Expiration Date of the Exchange Offer, such holder may accept the Exchange Offer if:

                           (i) such tender is made through an Eligible
         Institution; and

                           (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a duly executed Notice of Delivery setting forth the name and address of the holder of such Warrants and the principal number and type of Warrants tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq trading days after the date of such Notice, the Letter of Transmittal, together with the Warrants and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Exchange Agent; and

                           (iii) such Letter of Transmittal and Warrants, in proper form for transfer, and other required documents are received by the Exchange Agent within three Nasdaq trading days after the date of such Notice.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission, telex or letter to the Exchange Agent and must include a guarantee by an Eligible Institution in a form acceptable to the Exchange Agent.

         The acceptance by a holder of the Warrants of the Exchange Offer pursuant to one of the procedures set forth above will constitute a binding agreement between the holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

         All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the deposit and tender of Warrants. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of

Transmittal and the instructions thereto) will be final. No deposit and tender of the Warrants will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, and none of them shall incur any liability for failure to give such notification.

                                WITHDRAWAL RIGHTS

         Tenders of Warrants pursuant to the Exchange Offer may be withdrawn: at any time (i) prior to the Expiration Date or (ii) after the Expiration Date, unless the Company has already accepted such Warrants for exchange. Subject to the Withdrawal Rights included herein, the Exchange Agent may retain all Warrants tendered hereunder for (i) the time period of the Exchange Offer is extended, (ii) the Company's acceptance of Warrants is delayed, or (iii) the Company is unable to accept the Warrants tendered. See "The Exchange Offer --Withdrawal Rights." Such right to retain the Warrants is subject to Rule 13e-4(f)(5) which provides that the Company must either provide the consideration offered or return the Warrants upon the termination of the Exchange Offer or the Withdrawal of the Exchange Offer.

         To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at its address specified under "The Exchange Offer -- Exchange Agent" and must include the following information: (i) the name of the person having tendered the Warrants to be withdrawn and the name(s) in which the Warrants are registered, if different from that of the depositing and tendering holder; and (ii) the number of Warrants to be withdrawn.

         If the Warrants have been physically delivered to the Exchange Agent, then prior to the release of such Warrants, the tendering holder must get a written notice of withdrawal with the signature on such notice of withdrawal guaranteed by an Eligible Institution. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Withdrawals may not be rescinded, and any Warrants effectively withdrawn will be deemed not to have been duly deposited and tendered for purposes of the Exchange Offer. However, withdrawn Warrants may be retendered by following one of the procedures described in "The Exchange Offer -- Procedure for Exchange" at any time prior to the Expiration Date.

         Neither the Company, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

                       ACCEPTANCE OF WARRANTS FOR EXCHANGE

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Warrants validly deposited and tendered and not withdrawn will be made promptly after the Expiration Date. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Warrants when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving Series A Common Stock from the Company and transmitting such securities to such holders. If the Company extends the time period of the Exchange Offer or is delayed in accepting tenders of Warrants pursuant to the Exchange Offer, the Exchange Agent shall retain the tendered Warrants subject to the Withdrawal Rights included herein. See "The Exchange Offer -- Withdrawal Rights." Tendered Warrants not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer or failure to meet any other condition set forth below, will be returned without expense to the tendering holders as promptly as practicable following the expiration or termination of the Exchange Offer.

         The Company will deliver shares of Series A Common Stock to the holders of Warrants tendered pursuant to the Exchange Offer to the Exchange Agent, as agent for the tendering holders, only after (i) receipt by the Exchange Agent of such Warrants, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

                        CONDITIONS OF THE EXCHANGE OFFER

         Regardless of the acceptance of tendered Warrants for exchange or the exchange thereof, upon the occurrence of any of the following listed conditions on or after August 25, 1997, the Company may (i) terminate or amend the Exchange Offer, or (ii) postpone the Exchange Offer:

                  (i) less than 6,157,758 Class A Warrants (70% of the Class A Warrants outstanding) and less than 4,968,213 Class B Warrants (70% of the Class B Warrants outstanding) are properly tendered and not withdrawn prior to the Expiration Date;

                  (ii) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which (a) challenges the making of the Exchange Offer, the acquisition of some or all of the Warrants pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer; or (b) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the

         Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Exchange Offer's contemplated benefits to the Company;

                  (iii) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, amended, enforced or deemed to be applicable to the Exchange Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (a) make the acceptance for exchange or exchange of some or all of the Warrants for shares of Series A Common Stock illegal or otherwise restrict or prohibit consummation of the Exchange Offer; (b) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants for shares of Series A Common Stock; (c) materially impair the contemplated benefits of the Exchange Offer to the Company, or (d) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

                  (iv) any tender or exchange offer with respect to some or all of the Series A Common Stock or the Warrants (other than the Exchange Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

                  (v) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Series A Common Stock ownership, or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

                  (vi) (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
         (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant change in the market price of the Series A Common Stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Common Stock or the Exchange Offer's contemplated benefits to the Company or (f) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

                  (vii) (a) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of shares of Series A Common Stock entitled to more than 5% of the aggregate votes entitled to be cast by all shares of Series A Common Stock then outstanding (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to September 26, 1997) or (ii) any new group shall have been formed which beneficially owns shares of Series A Common Stock entitled to more than 5% of the aggregate votes entitled to be cast by all shares of Series A Common Stock then outstanding;

and, in the sole opinion of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

                ANTI-DILUTION PROVISIONS OF WARRANTS WITH RESPECT
                                TO EXCHANGE OFFER

         The Warrants contain certain anti-dilution provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares and Class A Warrants issuable upon exercise thereof upon the occurrence of certain events, including issuances of Series A Common

Stock (or securities convertible, exchangeable or exercisable into Series A Common Stock) at less than market value, stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets, and for other extraordinary events such as reclassification or capital reorganization; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's stock option plans or other employee benefit plans, or (ii) the sale or exercise of outstanding Options or Warrants.

            CONSENT TO WAIVER OF ANTI-DILUTION PROVISIONS OF WARRANTS
                         WITH RESPECT TO EXCHANGE OFFER

         The Warrants contain anti-dilution provisions that adjust the Conversion Price at which the Warrants are converted into shares of Series A Common Stock and, therefore, the number of shares of Common Stock issuable upon conversion of the Warrants. Depending on the price of a share of Series A Common Stock on the Expiration Date, issuance of Series A Common Stock pursuant to the Exchange Offer could cause an adjustment to the Conversion Price and the number of shares issuable upon subsequent conversion of any Warrants that are not tendered for exchange. Accordingly, as part of the Exchange Offer, each person who tenders Warrants to be exchanged, by signing the Letter of Transmittal, consents to waive any anti-dilution adjustments with respect to the Conversion Price or the number of shares of Series A Common Stock issuable upon conversion of the Warrants as a result of the Exchange Offer. In addition, the waiver of anti-dilution adjustments shall apply to the Series A Common Stock, and any dilution rights which might apply thereto, which are issued in exchange for the tendered Warrants. Except as set forth above, the anti-dilution provisions of any Warrants remaining outstanding after the Exchange Offer shall not be affected.

                       EXTENSION OF EXCHANGE OFFER PERIOD;
                  WAIVER OF TENDER OF ALL WARRANTS REQUIREMENT;
                             TERMINATION; AMENDMENTS

         The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent. During any such extension, all Warrants previously tendered and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such Warrants may be withdrawn as set forth in "The Exchange Offer -- Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion, to waive the condition that a holder of Warrants who tenders pursuant to the Exchange Offer must tender all of his Warrants and also to terminate the Exchange Offer and not accept for exchange or exchange any Warrants not previously accepted for exchange or exchanged or, subject to applicable law, to postpone the exchange of Warrants for Series A Common Stock upon the occurrence of any of the conditions specified in "The Exchange Offer -- Conditions of the Exchange Offer" by giving oral or written notice of such termination or postponement to the Exchange Agent and making a public announcement thereof. The Company's reservation of the right to delay exchange of Warrants which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Exchange Offer in any respect. Amendments to the Exchange Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of any extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in consideration offered or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (i) the Company increases or decreases the consideration offered for the Warrants pursuant to the Exchange Offer and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days.

                          SOLICITATION OF TENDERS; FEES

         The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. The Company, therefore, has not retained, and will not pay any commission or other remuneration to, any broker, dealer, salesman or other person for soliciting tenders of the Warrants. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

                                 EXCHANGE AGENT

         American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer, will reimburse the Exchange Agent for its reasonable out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent as follows:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                 BY MAIL, OVERNIGHT COURIER OR HAND DELIVERY TO:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 40 WALL STREET
                               NEW YORK, NY 10005
           BY FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                                  718-234-5001
                     TO CONFIRM FACSIMILE TRANSMISSION CALL:
                                  718-921-8237

                    TRANSFERABILITY OF SERIES A COMMON STOCK

         Except for the Private Placement Warrants, the resale of shares of Series A Common Stock issued in exchange for the Warrants is exempt from the registration requirements of the Securities Act, by reason of Section 4(1) thereof.

                           RESALE OF RESTRICTED SHARES

         The resale of shares of Series A Common Stock issued in exchange for the Private Placement Warrants, described herein as the Restricted Shares, shall be subject to certain resale restrictions pursuant to Rule 144. Rule 144 places certain restrictions upon the sale of securities that are acquired in transactions not involving any public offering and requires such securities to be sold pursuant to an effective registration under the Securities Act or after the expiration of a one year waiting period. No registration statement has been filed with respect to the resale of the Restricted Shares and the Company has no present intent to file a registration statement covering such resales. Therefore, the Restricted Shares will be tradeable only on or after November 14, 1997, which is one year from the date of issuance of the Private Placement Warrants, subject to certain volume limitations described below. Similarly, shares of Series A Common Stock issued to "affiliates" shall be subject to the same volume limitations as the Restricted Shares. On or after November 14, 1997, Restricted Shares and the shares of Series A Common Stock issued to "affiliates" may be resold if the number of shares of Series A Common Stock together with all other sales of Restricted Shares by the same holder within the preceding three months does not exceed:

                           (i) one percent of the Series A Common Stock outstanding; or

                           (ii) the average weekly reported volume of trading in Series A Common Stock during the four calendar weeks preceding the execution of the transaction by the broker, the date of execution of the transaction with the market marker or the date of filing a 144 Notice (where greater than 500 Restricted Shares are sold or the aggregate sale price exceeds $10,000); or

                           (iii) the average weekly volume of trading in Series A Common Stock, reported through the consolidated transaction reporting system of Rule 11Aa3-1 under the Exchange Act during the four-week period specified in (ii) above.

On and after November 14, 1998, the foregoing volume restrictions shall lapse with respect to Restricted Shares but shall remain in effect with respect to all shares of Series A Common Stock issued to "affiliates."

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The exchange of Warrants for shares of Common Stock will be a taxable event for federal income tax purposes. A holder will recognize taxable gain (or loss) equal to the amount by which the fair market value of the Series A Common Stock received for the Warrants, respectively, exceeds (or is less than) the holder's adjusted tax basis in the Warrants. The fair market value of the Series A Common Stock will depend on the price of the Series A Common Stock on the Expiration Date, and, accordingly, is not presently determinable. A holder's basis in the Warrants, if acquired for cash and held from the date of original issuance, is the original purchase price attributable to the Warrants. The taxable gain (or loss) will be characterized as a short-term or long-term capital gain (or loss), depending on the holding period of the Warrants exchanged, if the Warrants are capital assets in the hands of the holder. In this regard, holders should note that the Taxpayer Relief Act of 1997 provides for the taxation of certain capital gains at different rates which vary with the taxpayer's holding period for the capital asset. Generally, for assets held for more than one year but not more than 18 months, the maximum tax rate is 28%. For capital assets held for more than 18 months, the maximum tax rate is 20%.

         The foregoing discussion is only a summary of the basic federal income tax consequences of an exchange of Warrants for Series A Common Stock, it does not apply to holders who acquired Warrants as compensation for Services, and it may not apply to holders subject to special provisions of the Internal Revenue Code because of their tax status or otherwise. Accordingly, holders should consult their tax advisors concerning the specific tax consequences to them of the Exchange Offer, including relevant state, local and foreign tax consequences.

                 INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         Following is a table listing those directors and/or executive officers of the Company and their ownership of securities of the Company:

                                                                              Shares of        Shares of
                                                                               Series A         Series B
                                                                             Common Stock     Common Stock
                                                                             Beneficially     Beneficially
       Name                                  Position                          Owned(1)      Owned(2)(3)(4)
-------------------------------    ----------------------------------        ------------    ---------------

Robert H. Lenz.................     Chairman of the Board of Directors        1,044,471(3)      440,748(7)

James Perkins..................     President, Chief Executive Officer          215,873(7)          -0-
                                      and Director

Gary Penisten..................     Director                                     90,000(4)          -0-

Howard W. Phillips.............     Director                                    123,488(5)          -0-

Robert S. Wussler..............     Director                                     90,000(4)          -0-

Benjamin Frank.................     Director                                     75,000(6)          -0-

James Galton...................     Director                                     30,000(7)          -0-


All Officers and Directors                                                                        440,748
  as a Group (7 persons).......                                               1,668,832(8)

---------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under

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


     outstanding stock options, warrants or convertible securities within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Certain holders of Series B Common Stock have placed a portion of their shares of Series B Common Stock in escrow and may vote such shares but not transfer them as of this time ("Escrow Shares").

(3) Includes warrants to purchase 542,850 shares of Series A Common Stock and 440,748 shares of Series A Common Stock which may be acquired upon the conversion of Series B Common Stock. Does not include (i) 55,668 shares of Series A Common Stock underlying warrants which are not exercisable until November 14, 1997 or (ii) 600,000 shares of Series A Common Stock underlying unvested options.

(4) Represents 90,000 shares of Series A Common Stock which may be acquired upon the exercise of currently exercisable options. Does not include 30,000 shares of Series A Common Stock underlying unvested options.

(5) Represents 123,488 shares of Series A Common Stock which may be acquired upon the exercise of currently exercisable options and warrants. Does not include 154,560 shares of Series A Common Stock which may be acquired upon exercise of a unit purchase option not exercisable until October, 1998. Does not include 30,000 shares of Series A Common Stock underlying unvested options.

(6) Represents 75,000 shares of Series A Common Stock which may be acquired upon the exercise of currently exercisable options. Does not include 30,000 shares of Series A Common Stock underlying unvested options.

(7) Represents 30,000 shares of Series A Common Stock which may be acquired upon exercise of currently exercisable options. Does not include 60,000 shares of Series A Common Stock underlying unvested options.

(8) Represents 318,488 shares of Series A Common Stock which may be acquired upon the exercise of currently exercisable options. Does not include 750,000 shares of Series A Common Stock underlying unvested options.

         The above-listed officers and/or directors are eligible to participate in the Exchange Offer upon the same terms and conditions as any other holder.


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


        TRANSACTIONS AND AGREEMENTS CONCERNING THE SERIES A COMMON STOCK

         On July 17, 1997, Robert H. Lenz, Chairman of the Company, purchased 9,000 Units at a price of $1-5/16 per Unit for an aggregate purchase price of $11,817 on the open market and on July 21, 1997 Mr. Lenz purchased 11,000 Units at a price of $1-7/16 per Unit for an aggregate purchase price of $15,817 on the open market.

         During the 40 business days preceding the date hereof, neither the Company nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of such officer or director other than Mr. Lenz has engaged in any transaction involving the Series A Common Stock or the Warrants.


                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 200,000,000 shares of Series A Common Stock, $.01 par value per share, 1,250,000 shares of Series B Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock. As of the date of this Offer to Exchange, there were issued and outstanding, 7,070,396 shares of Series A Common Stock and 1,076,168 shares of Series B Common Stock. The Series A Common Stock and Series B Common Stock are held of record by approximately 173 and 6 stockholders, respectively.

UNITS

         Each Unit consists of one share of Series A Common Stock, one Class A Warrant and one Class B Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Series A Common Stock and one Class B Warrant, and each Class B Warrant entitles the holder thereof to purchase one share of Series A Common Stock. The Series A Common Stock, the Class A Warrants and the Class B Warrants included in the Units are transferable separately.

COMMON STOCK

         The Series A Common Stock and Series B Common Stock are substantially identical except that holders of Series A Common Stock have the right to cast one vote for each share held of record and holders of Series B Common Stock have the right to cast five votes for each share held of record on all matters, submitted to a vote of the holders of Common Stock. The Series A Common Stock and Series B Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law. Holders of Common Stock do not have cumulative voting rights.

         Holders of the Series A Common Stock and Series B Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Series A Common Stock or Series B Common Stock do not have preemptive, subscription or conversion rights except that the Series B Common Stock will be automatically convertible into an equivalent number of fully paid and non-assessable shares of Series A Common Stock upon the sale or transfer of such shares by the record holder thereof except to another holder of Series B Common Stock. Each share of Series B Common Stock will also be convertible at any time upon the option of the holder into one share of Series A Common Stock. No redemption or sinking fund provisions exist for the benefit of the Series A Common Stock or Series B Common Stock. All outstanding shares of Series A and Series B Common Stock are, and those shares of Series A Common Stock offered hereby, will be validly issued, fully paid and non-assessable. The Series B Common stockholders have the power to influence control of the Company.

         The difference in voting rights described above increases the voting power of the Series B Common stockholders and accordingly has an anti-takeover effect. The existence of the Series B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the Series B Common stockholders. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Any such proposed business combination will have to be approved by the Board of Directors, which may be influenced by the Series B Common stockholders.

REDEEMABLE WARRANTS

         Class A Warrants. The holder of each Class A Warrant is entitled, upon payment of the exercise price of $5.13 to purchase one share of Series A Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are presently exercisable at any time and until 5:00 p.m. (New York time) on October 11, 2000, except the Private Placement Class A Warrants can be exercised by the Selling Securityholders only between November 14, 1997 and 5:00 p.m. (New York time) on October 11, 2000. The Class A Warrants included in the Units are immediately transferable separately from the Series A Common Stock and the Class B Warrants issued with such Class A Warrants as part of the Units. The Class A Warrants are subject to redemption, as described below.

         Class B Warrants. The holder of each Class B Warrant is entitled to purchase one share of Series A Common Stock at an exercise price of $6.85. Unless previously redeemed, the Class B Warrants are presently exercisable at any time and until 5:00 p.m. (New York time) on October 11, 2000, except the Private Placement Class B Warrants can be exercised by the Selling Securityholders only between November 14, 1997 and 5:00 p.m. (New York time) on October 11, 2000. The Class B Warrants included in the Units are immediately transferable separately from the Series A Common Stock and the Class A Warrants issued with such Class B Warrants as part of the Units. The Class B Warrants underlying the Class A Warrants will be transferable separately from the Series A Common Stock received upon exercise of the Class A Warrants. The Class B Warrants are subject to redemption, as described below.

         Redemption. The Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.05 per Warrant if the average closing bid price of the Series A Common Stock for any 30 consecutive business days ending within five days of the date on which the notice of redemption is given shall have exceeded $9.00 per share with respect to the Class A Warrants and $12.00 per share with respect to the Class B Warrants. Holders of Warrants will automatically forfeit their rights to purchase the shares of Series A Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Options, must be redeemed if any of that class are redeemed. The Warrants underlying the Unit Purchase Options are not subject to redemption by the Company unless, on the date fixed for redemption, the Unit Purchase Options have been exercised and the underlying warrants are outstanding. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

         General. The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Series A Common Stock (or securities convertible, exchangeable or exercisable into Series A Common Stock) at less than market value, stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's stock option plans or other employee benefit plans, or (ii) the sale or exercise of outstanding options or warrants.

         The Company is not required to issue fractional shares of Series A Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the Warrants are exercised.

PREFERRED STOCK

         The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock ("Undesignated Preferred Stock").

         Undesignated Preferred Stock. The Undesignated Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Undesignated Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock. The holders of any series of Undesignated Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

         The Board of Directors may issue series of Undesignated Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Undesignated Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Undesignated Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Undesignated Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Undesignated Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.